                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14C-5(D)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         Diamond Shamrock, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                         Diamond Shamrock, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                  [DIAMOND SHAMROCK, INC. LOGO APPEARS HERE]

                        NOTICE OF ANNUAL MEETING
                        AND PROXY STATEMENT

                        MAY 7, 1996

NOTICE OF ANNUAL MEETING
MAY 7, 1996

TO THE STOCKHOLDERS OF DIAMOND SHAMROCK, INC.

The Annual Meeting of Stockholders of Diamond Shamrock, Inc. will be held at the Sheraton Gunter Hotel, 205 East Houston Street, San Antonio, Texas 78205 on Tuesday, May 7, 1996 at 10:00 a.m. San Antonio time, for the following purposes:

  1. To elect three directors to serve for a three-year term expiring in 1999 (Proxy Item 1);

  2. To ratify the appointment of independent accountants for 1996 (Proxy
  Item 2); and

  3. To transact any other business which may be properly brought before the Annual Meeting.

Holders of record of the Company's Common Stock at the close of business on March 15, 1996 are entitled to notice of and to vote at the Annual Meeting.

March 26, 1996

BY ORDER OF THE BOARD OF DIRECTORS

JERRY D. KING
Secretary

DIAMOND SHAMROCK, INC.
9830 Colonnade Boulevard
P.O. Box 696000
San Antonio, Texas 78269-6000
Telephone: (210) 641-6800

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE ANNUAL MEETING, MAY WITHDRAW IT AND VOTE IN PERSON. ATTENDANCE AT THE ANNUAL MEETING IS LIMITED TO STOCKHOLDERS, THEIR PROXIES, AND INVITED GUESTS OF THE COMPANY.

PROXY STATEMENT

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                              GENERAL INFORMATION

INTRODUCTION

The Board of Directors (the "Board") of Diamond Shamrock, Inc. (the "Company") is soliciting proxies to be voted at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held in San Antonio, Texas on May 7, 1996, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 26, 1996.

SHARES VOTING

Holders of shares of the Common Stock of the Company at the close of business on March 15, 1996 are entitled to notice of the Annual Meeting and to vote shares held on that date at the Annual Meeting. As of the close of business on March 15, 1996, there were 29,181,697 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote at the Annual Meeting. A majority of such outstanding shares of Common Stock, represented in person or by proxy, is necessary to provide a quorum at the Annual Meeting.

VOTING OF PROXIES

This proxy solicitation is intended to afford stockholders the opportunity to vote regarding the election of directors, the appointment of independent accountants, and such other matters, if any, as may be properly brought before the Annual Meeting.

It is the Company's policy for the Annual Meeting that all returned proxies, ballots, and other voting materials that identify the votes of specific stockholders will be kept confidential, and will be made available only to certain persons involved in the receipt, counting, tabulation, or solicitation of proxies who have agreed to maintain stockholder confidentiality. Access to voted proxies, ballots, and other voting materials will not be restricted where stockholders seek to communicate with management by writing comments on their proxy or otherwise disclose their vote to management, and where disclosure may be required by applicable law. In limited circumstances, such as a proxy solicitation based on an opposition proxy statement or a proxy solicitation on a matter requiring a vote of more than a majority of the shares represented at the meeting, this policy may be suspended by the Board.

A proxy may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy, or by voting in person at the Annual Meeting. Where a stockholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. IF NO SUCH SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Abstentions and broker non-votes will be included in the number of shares present or represented at the Annual Meeting, or any adjournment thereof, for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting, or any adjournment thereof, will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote on any such matter.

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                                                                              1

PROXY STATEMENT

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                             ELECTION OF DIRECTORS
                             (ITEM 1 ON THE PROXY)

The By-Laws of the Company (the "By-Laws") provide that the directors will be classified into three classes. The directors of each class serve for a term of three years and until their successors are elected and qualified.

Information regarding the nominees proposed by the Board for election at the Annual Meeting and the other directors of the Company whose terms expire after the Annual Meeting is set forth below. Messrs. Ames, Cavazos, and Hemminghaus have been nominated for election to the class of directors whose terms expire at the 1999 Annual Meeting of Stockholders. Each nominee is presently serving as a director of the Company.

A plurality of the votes of the Common Stock cast at the Annual Meeting, or any adjournment thereof, is required to elect directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for a substitute designated by the Board.

THE PERSONS NAMED IN THE PROXY WILL VOTE FOR THE NOMINEES LISTED BELOW EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

B. CHARLES AMES, 70, is a partner of Clayton & Dubilier, Inc. (an investment firm). Mr. Ames served as Chairman and Chief Executive Officer of The Uniroyal Goodrich Tire Company until May 1990 and as Chairman and/or Chief Executive Officer of Acme-Cleveland Corporation until October 1987. Mr. Ames is a director of M.A. Hanna Company, The Progressive Corporation, Lexmark International, Inc., Lexmark Holding, Inc., and Warner-Lambert Company. Mr. Ames serves on the Audit Committee and has been a director of the Company since April 1987.

LAURO F. CAVAZOS, PH.D., 69, is adjunct Professor of Family Medicine and Community Health and acting Chairman, Tufts University School of Medicine. He has been a management and education consultant since 1991. Dr. Cavazos was the United States Secretary of Education from September 1988 to December 1990. Prior to being appointed Secretary of Education, he served as President and Chief Executive Officer of Texas Tech University and Texas Tech University Health Sciences Center. Dr. Cavazos is a director of Luby's Cafeterias, Inc. He serves as Chairman of the Public Responsibility Committee and on the Audit Committee. Dr. Cavazos served on the Company's Board from December 1987 to September 1988 and was re-elected to the Board in January 1991.

ROGER R. HEMMINGHAUS, 59, is Chairman of the Board, President, and Chief Executive Officer of the Company. Mr. Hemminghaus is a director of Luby's Cafeterias, Inc. and Southwestern Public Service Co. and is the Deputy Chairman of the board of directors of the Federal Reserve Bank of Dallas. Mr. Hemminghaus is Chairman of the Executive Committee and serves on the Public Responsibility Committee. He has been a director of the Company since April 1987.

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2

PROXY STATEMENT

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DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING

W. H. CLARK, 63, is the retired Chief Executive Officer and Chairman of the Board of Directors of Nalco Chemical Company. He was the President and Chief Executive Officer of Nalco Chemical Company from 1982 until 1990, and Chairman of the Board of Directors and Chief Executive Officer of that company from 1984 until 1994. Mr. Clark is President of W. "H" Clark Associates, Ltd., and is a member of the Board of Directors of Merrill Lynch Corp.; NICOR, Inc. and its principal subsidiary, Northern Illinois Gas Company; USG Corporation and its subsidiary, United States Gypsum Co.; James River Corporation; and Bethlehem Steel Corporation. Mr. Clark is chairman of the Compensation Committee and has been a director of the Company since March 1994.

WILLIAM L. FISHER, PH.D., 63, is Professor and the Leonidas T. Barron chair in Mineral Resources at the University of Texas at Austin. Dr. Fisher served as the Director of the Bureau of Economic Geology from 1970 to 1994, with the exception of 1975-1977, when he served as Assistant Secretary for Energy and Minerals in the Department of the Interior. Dr. Fisher is a member of the National Academy of Engineering and is a director of Pogo Producing Company. Dr. Fisher serves on the Executive Committee and the Public Responsibility Committee. He has been a director of the Company since April 1987.

KATHERINE D. ORTEGA, 61, was an alternate representative of the United States to the 45th General Assembly of the United Nations 1990-1991. She served as the 38th Treasurer of the United States, from 1983 to 1989. Prior to joining the Treasury Department as Treasurer, Ms. Ortega served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega is a director of Ralston Purina Company, Long Island Lighting Company, The Paul Revere Corporation, Rayonier, Inc., and the Kroger Co. She also serves as a director of Catalyst, and is a member of the United States Comptroller General's Consultant Panel. Before entering government, Ms. Ortega practiced as a certified public accountant. Ms. Ortega serves on the Public Responsibility Committee and on the Compensation Committee. She has been a director of the Company since August 1989.

DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING

E. GLENN BIGGS, 62, is President of Biggs & Co., (a corporation engaged in developmental projects and financial planning). He was the Chairman and Chief Executive Officer of Gill Companies until July 1989. Mr. Biggs served as the Vice Chairman of the Board and Chairman of the Executive Committee of InterFirst Bank San Antonio, N.A. until May 1987. Mr. Biggs is a director of Central and Southwest Corporation, Southwestern Bancorp, Inc. and director and Chairman of the Board of Bolivian Power Corporation. Mr. Biggs serves on the Audit, Compensation, and Executive Committees. He has been a director of the Company since April 1987.

W. E. "BILL" BRADFORD, 61, is President and Chief Executive Officer of Dresser Industries, Inc. Mr. Bradford has been with Dresser Industries, Inc. since 1970 and has held various positions in production and management. In 1988 Mr. Bradford was appointed President and Chief Executive Officer of Dresser-Rand Company. He was elected President and Chief Operating Officer in March 1992, and to his present position in November 1995. Mr. Bradford serves on the Board of Directors of Dresser Industries, Inc. and of Oryx Energy Company. Mr. Bradford serves on the Compensation Committee and has been a director of the Company since December 1992.

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                                                                              3

PROXY STATEMENT

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BOB MARBUT, 60, has been Chairman and Chief Executive Officer of Argyle
Communications, Inc. since January 1992 and Chairman and Chief Executive Officer of Argyle Television, Inc. since August 1994. He was Chairman and Chief Executive Officer of Argyle Television Holding, Inc. from its founding in March 1993 until April 1994. Prior to 1992, Mr. Marbut was President and Chief Executive Officer of Harte-Hanks Communications, Inc. for 20 years and served one year as Vice Chairman of that Company. He is a director of Premark International, Inc., Tracor, Inc., Argyle Television, Inc., Argyle Communications, Inc., and Katz Media Group, Inc. He serves on the Executive Committee, is chairman of the Audit Committee and has been a director of the Company since March 1990.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                             (ITEM 2 ON THE PROXY)

The Board, upon the recommendation of its Audit Committee, has appointed Price Waterhouse LLP as independent accountants to examine the consolidated financial statements of the Company for 1996. Stockholders are being asked to ratify this appointment. Price Waterhouse LLP has served the Company and its predecessors in this capacity since 1932. The Company has been informed that neither Price Waterhouse LLP nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or has had any connection during the past three years with the Company or its predecessors in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and voting on this proposal is required to ratify the appointment of Price Waterhouse LLP as independent accountants for 1996.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

The management of the Company is under the direction of its Board. The Board has established Audit, Compensation, Executive, and Public Responsibility Committees. The Board held a total of nine meetings in 1995. Attendance at the meetings of the Board and Board Committees was approximately 92%.

BOARD COMMITTEES

Audit Committee. Bob Marbut (Chairman), B. Charles Ames, E. Glenn Biggs, and Lauro F. Cavazos, serve as members of the Audit Committee. The Audit Committee reviews the professional services to be provided by the Company's independent auditors and the independence of such firm from management of the Company. This Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the annual audit report of the independent auditors, the adequacy of the Company's

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4

PROXY STATEMENT

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internal accounting controls, and such other matters with respect to the accounting, auditing, and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. The Audit Committee held two meetings in 1995.

Compensation Committee. W. H. Clark (Chairman), E. Glenn Biggs, W. E. Bradford, and Katherine D. Ortega serve on the Compensation Committee. The Compensation Committee establishes executive compensation policy, administers the incentive compensation, stock options, and certain benefit plans of the Company, and approves the salaries and other benefits of the executive officers. In addition, this Committee advises and consults with the Company's management regarding the compensation policies and practices of the Company applicable to other employees. The Compensation Committee held four meetings in 1995.

Executive Committee. Roger R. Hemminghaus (Chairman), E. Glenn Biggs, William
L. Fisher, and Bob Marbut serve on the Executive Committee. The Executive Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee can exercise all the powers and authority of the Board in the management of the business and affairs of the Company, including financial matters, except that the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation of the Company (except to fix the designations, preferences, and other terms of any preferred stock of the Company), adopt an agreement of merger or consolidation, or recommend to the stockholders of the Company the sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company, or a revocation of a dissolution. The Executive Committee held no meetings in 1995.

Public Responsibility Committee. Lauro F. Cavazos (Chairman), William L. Fisher, Roger R. Hemminghaus, and Katherine D. Ortega serve on the Public Responsibility Committee. The Public Responsibility Committee reviews and monitors the Company's policies, programs, and practices which significantly affect such responsibilities as environmental protection, safety and health, equal employment opportunity, and business conduct. The Committee, after consultation with management, recommends policies, practices, and programs to the Board regarding the Company's relationships with its various constituencies. In addition, this Committee has responsibility for considering the composition, structure, and functioning of the Board, and for selecting nominees for election as directors of the Company. The Public Responsibility Committee held three meetings in 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, W. H. Clark (Chairman), E. Glenn Biggs, W. E. Bradford, Bob Marbut, and Katherine D. Ortega served on the Company's Compensation Committee. None of those individuals has ever been an officer or employee of the Company or its subsidiaries. No executive officer of the Company has served as a member of the board of directors or the compensation committee of any company whose executive officers include a member of the Board or the Compensation Committee of the Company.

NOMINATIONS FOR DIRECTOR

The By-Laws provide that nominations for director will be made by the Board, or a committee appointed by the Board, or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that

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                                                                              5

PROXY STATEMENT

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stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 80 days in advance of the annual meeting of stockholders. However, if the date of the meeting is not publicly announced by the Company by mail, press release, or otherwise more than 90 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The By-Laws further require that the notice set forth the names and addresses of such stockholder and the stockholder's nominees, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of stockholders.

Nominations for director of the Company are currently made by the Board. The Public Responsibility Committee recommends to the Board criteria for the selection of nominees and selects candidates for presentation to the Board.

DIRECTORS' FEES AND RELATED INFORMATION

Directors who are not employees of the Company receive an annual retainer of $15,000 plus $1,800 per day for attendance at each meeting of the Board. Non-employee directors who serve on committees of the Board also receive $1,000 per day for committee meetings attended. In addition, each non-employee director who serves as chairman of either the Audit, Compensation, or Public Responsibility Committee receives an annual retainer of $3,000. Directors and members of Board committees who are employees of the Company are not compensated for their Board and committee service. Directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

All non-employee directors receive at least one-third of their annual retainer ("Minimum Grant"), and may elect to receive up to 100% of their retainer ("Elective Grant"), in restricted shares of Common Stock ("restricted stock") under the Diamond Shamrock, Inc. Long-Term Incentive Plan adopted in 1990 (the "1990 Long-Term Incentive Plan"). Unvested shares of restricted stock may not be sold or transferred. The shares granted to each director otherwise carry full voting and dividend rights from the time of grant. If service of a director is terminated for any reason, shares which have not vested are forfeited to the Company.

Grants of restricted stock under the 1990 Long-Term Incentive Plan are for a five year period. Minimum Grants are issued to current non-employee directors on the first Tuesday in May following the vesting of any earlier restricted stock grant and are issued to new directors on the day of election to the Board. Restricted stock representing Elective Grants is issued on the first business day that is at least six months and one day following the date of the corresponding Minimum Grant. Twenty percent of the restricted stock subject to a Minimum Grant or an Elective Grant vests upon completion of the director's initial annual term of service for which the restricted stock award was granted; provided, however, that the shares may not be sold until at least six months

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6

PROXY STATEMENT

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after the date of vesting. An additional twenty percent vests upon the completion of each subsequent annual term of service.

The amount of restricted stock that vests upon completion of the director's initial annual term is adjusted in respect of any person who first becomes a director other than in the month of May. If service as a director is terminated for any reason prior to the completion of the fifth year of service, the shares attributable to the portion of the annual term completed by such director, pro-rated on a quarterly basis, vest and all remaining unvested shares are forfeited to the Company.

Beginning in 1995, all non-employee directors became eligible to receive an annual stock option grant. Under the 1990 Long-Term Incentive Plan, each non-employee director receives options to purchase 1,500 shares of common stock annually. Except in certain situations, 100% of the options become exercisable three years from the date they are granted and expire ten years from the date granted. The exercise price of any option is equal to the closing price of the common stock as reported in the New York Stock Exchange Composite Transactions Report for the day immediately preceding the grant date.

The Company maintains a retirement plan for all non-employee directors. Pursuant to such plan, any non-employee director who has five or more years of service on the Board or who retires from the Board at or after age 72 is eligible to participate. Upon retirement from the Board a participating director will receive an annual benefit of $10,000. This benefit will be paid for a period of time equal to the shorter of the length of service on the Board completed by the participating director or the life of such director. At December 31, 1995, non-employee directors were credited with service for participation in such retirement plan as follows: B. Charles Ames, 104 months;
E. Glenn Biggs, 104 months; W. E. Bradford, 37 months; Lauro F. Cavazos, 68 months; W.H. Clark, 22 months; William L. Fisher, 104 months; Bob Marbut, 69 months; and Katherine D. Ortega, 76 months.

Beginning January 1, 1996 directors became eligible to participate in the Company's Nonqualified 401(k) Retirement Savings Plan (the "Nonqualified 401(k) Plan") pursuant to which they may elect to defer the receipt, in whole or in part, of their annual retainer and meeting fees until retirement, or, if earlier, termination of service as a director or death. Under the Nonqualified 401(k) Plan, compensation deferred at the election of the director will be partially matched by the Company in an amount equal to 50% of the compensation so deferred, provided that amounts paid by the Company to match deferred compensation will not exceed 3% of the total compensation of the director. Amounts deferred under the Nonqualified 401(k) Plan will be allocated at the direction of the director among various investment options, including various stock, bond and fixed income investment funds, and will be funded through a "rabbi" trust. See "Compensation of Executive Officers--Footnote 2 to the Summary Compensation Table."

Prior to January 1, 1996, directors were eligible to contribute to the Company's Deferred Compensation Plan. The Deferred Compensation Plan permitted directors to defer the receipt of their annual retainer and meeting fees. Compensation so deferred is denominated in dollars or in shares of Common Stock. Share-denominated accounts are credited with dividends and dollar-denominated accounts are credited with interest at 1% below the prime lending rate of specified banks. If the director deferred compensation until retirement, his or her account is enhanced by 4% annually. Preferential interest and dividends may be forfeited if the participant ceases to serve as a director prior to retirement and may vest prior to retirement upon a change in control of the Company as defined in such Plan.


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                                                                              7

PROXY STATEMENT

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                      BENEFICIAL OWNERSHIP OF SECURITIES

The table below sets forth the share ownership of the Company's directors and executive officers. As of March 1, 1996, no director or executive officer beneficially owned 1% or more of the Common Stock, and all directors and executive officers as a group beneficially owned approximately 1.9% of the Common Stock. As of March 1, 1996, no shares of the Company's 5% Cumulative Convertible Preferred Stock were beneficially owned by any director or executive officer. Unless otherwise indicated in the footnotes to such table, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                                         Shares
                                                                      Beneficially
Name                                       Position                   Owned(1)(2)
----                                       --------                   ------------
B. Charles Ames.........                   Director                       9,799
E. Glenn Biggs..........                   Director                       8,506
W. E. Bradford..........                   Director                       3,244
Lauro F. Cavazos........                   Director                       2,993
W. H. Clark.............                   Director                       1,719
William L. Fisher.......                   Director                       8,506
Roger R. Hemminghaus....      Chairman, President, and C. E. O.         195,812(/3/)
Bob Marbut..............                   Director                      13,722
Katherine D. Ortega.....                   Director                       2,787
T. J. Fretthold......... Sr. V.P./Group Executive and General Counsel    55,844
W. R. Klesse............                Executive V.P.                   65,578(/4/)
J. Robert Mehall........                Executive V.P.                   55,435
A. W. O'Donnell.........       President/Marketing and Sr. V.P.          48,189
All directors and
 executive officers
 as a group (16
 persons)...............                                                539,889

--------
(1) Includes shares of restricted stock issued under the 1990 Long-Term Incentive Plan and the Diamond Shamrock, Inc. 1987 Long-Term Incentive Plan (the "1987 Long-Term Incentive Plan") (collectively, the "Long-Term Incentive Plans") the vesting of which is contingent on the passage of time or continued service, as follows: B. Charles Ames, 1,570 shares; E. Glenn Biggs, 1,570 shares; W. E. Bradford, 1,469 shares; Lauro F. Cavazos, 922 shares; W. H. Clark, 518 shares; William L. Fisher, 1,570 shares; R.
    R. Hemminghaus, 13,765 shares; Bob Marbut, 2,178 shares; Katherine D. Ortega, 756 shares; T. J. Fretthold, 3,649 shares; W. R. Klesse, 3,644 shares; J. R. Mehall, 3,654 shares; A. W. O'Donnell, 3,699 shares; and all directors and executive officers as a group (16 persons), 45,083 shares. See "The Board of Directors and Its Committees--Directors' Fees and Related Information" and "Compensation of Executive Officers."
(2) Includes shares of Common Stock which may be acquired within 60 days through the exercise of options granted under the Long-Term Incentive Plans as follows: R. R. Hemminghaus, 100,878 shares; T. J. Fretthold, 29,169 shares; W. R. Klesse, 27,527 shares; J. R. Mehall, 23,794 shares;
    A. W. O'Donnell, 26,217 shares; and all directors and executive officers as a group (16 persons), 233,261 shares. See "Compensation of Executive Officers."
(3) Includes 6,400 shares of Common Stock with respect to which Mr. Hemminghaus acts as trustee. Mr. Hemminghaus disclaims beneficial ownership of such shares.
(4) Includes 408 shares of Common Stock which have been transferred to Mr. Klesse's children. Mr. Klesse disclaims beneficial ownership of such shares.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------

The following table contains certain information regarding persons who the Company has been advised are beneficial owners of 5% or more of the Common Stock as of the dates indicated in the footnotes to the table.

                Name and Address            Amount and Nature
              of Beneficial Owner          of Beneficial Owner Percent of Class
              -------------------          ------------------- ----------------
      Forstmann-Leff Associates, Inc. ....      2,490,085(/1/)       8.6%
      55 East 52nd Street
      New York, NY 10055

      J.P. Morgan & Company...............      1,864,842(/2/)       6.3%
      60 Wall Street
      New York, NY 10260

      Travelers Group, Inc. ..............      1,777,235(/3/)       6.1%
      368 Greenwich Street
      New York, NY 10013

      Diamond Shamrock, Inc.
      Employee Stock Ownership Plans......      3,568,101(/4/)      12.3%
      9830 Colonnade Blvd.
      San Antonio, TX 78230

--------
(1) According to Schedule 13G filed as of December 31, 1995 with the Securities and Exchange Commission by Forstmann-Leff Associates, Inc. ("Forstmann-Leff"), Forstmann-Leff had sole voting power with respect to 1,522,685 shares, sole dispositive power with respect to 1,626,585 shares, and together with Stamford Advisors Corp. and a subsidiary, FLA Asset Management, Inc., shared voting power with respect to 412,025 shares and shared dispositive power with respect to 863,500 shares.

(2) According to Schedule 13G filed as of December 31, 1995 with the Securities and Exchange Commission by J. P. Morgan & Company Incorporated ("J. P. Morgan"), J. P. Morgan had sole voting power with respect to 1,117,522 shares beneficially owned by it and sole dispositive power with respect to 1,852,342 shares beneficially owned by it.

(3) According to Schedule 13G filed as of December 31, 1995 with the Securities and Exchange Commission by Travelers Group, Inc. ("Travelers"), Travelers holds shared voting and dispositive power with respect to 1,777,235 shares beneficially owned by Travelers.

(4) Shares are held as of December 31, 1995 by the Trustee, Society National Bank, for the benefit of participants in the Employee Stock Ownership Plan adopted in 1987 ("ESOP I") and the 1989 Employee Stock Ownership Plan ("ESOP II") (collectively, the "ESOPs"). Participants are entitled to direct the voting of the 2,227,115 shares allocated to their accounts. The plan documents provide that the unallocated 1,340,986 shares are to be voted proportionately in the manner in which allocated shares are voted. As of December 31, 1995, ESOP I and ESOP II held 2,153,318 and 1,414,783 shares, respectively. See "Compensation of Executive Officers--Retirement and Other Compensation".

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
                       FIVE YEAR CUMULATIVE TOTAL RETURN

The following graph compares the cumulative total stockholder return on the Common Stock of the Company with the Standard & Poor's 500 Stock Index and a peer group (the "Peer Group") of 11 industry-related companies for the period January 1, 1991 to December 31, 1995, assuming an initial investment of $100, and the reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG DIAMOND SHAMROCK, INC., THE S & P 500 INDEX,
                                AND PEER GROUP


                                    [Graph]


The Peer Group includes the stock of 11 industry-related companies: Ashland, Inc., Crown Central Petroleum Corporation, Giant Industries, Inc., Holly Corporation, Sun Company, Inc., Tesoro Petroleum Corporation, Tosco Corporation, Total Petroleum (North America) Ltd., Ultramar Corporation, USX-- Marathon Group, and Valero Energy Corporation.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------

The returns of each company in the Peer Group have been weighted according to the respective company's stock market capitalization. No return is attributed to Ultramar Corporation for purposes of the graph of Peer Group returns until after June 26, 1992. Ultramar Corporation became a publicly traded company on that date, and, for purposes of constructing the graph of Peer Group returns, an initial investment of $100 in Ultramar Corporation is deemed to have occurred on that date.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board approves all compensation programs affecting the executive officers. This Committee Report discusses the components of the executive compensation program and describes the basis on which the Committee made compensation decisions in 1995 with regard to the Chief Executive Officer.

Philosophy and Overall Objectives

The Company's compensation policy is designed to support the overall objective of enhancing shareholder value. In making executive compensation decisions, the Committee meets this objective by considering all elements of compensation in light of the following:

  1. The competitiveness of the Company's program in attracting, rewarding, and retaining exeuctives when compared to the programs of other companies with which the Company competes;

  2. The program's sensitivity to corporate financial and stock market performance;

  3. The extent to which executives are building a significant ownership stake in the Company and thus more closely identify with the interests of shareholders; and,

  4. The extent to which the equity incentive components operate to provide appropriate rewards and focus executives on building long-term value without resulting in excessive dilution of stockholders equity.

Executive Compensation Program Components and Review Protocol

The executive compensation program consists of base salary and benefits, annual performance-driven incentives, and long-term incentives. In making its compensation decisions, the Committee utilitizes surveys prepared by nationally recognized independent compensation consulting organizations. The companies (the "General Survey Group") analyzed by these consulting organizations are comparable in size to the Company and/or have significant refining and marketing operations. Data from companies in the Peer Group is included in survey samples when available. Compensation data from all of the companies included in the Peer Group is not available to the consulting organizations employed by the Company. In addition, the Committee has concluded that the best information regarding relevant compensation practices is gained by reviewing data from a broader spectrum of companies than those included in the Peer Group.

During 1995, the Committee commissioned a nationally recognized independent consulting organization to perform an in-depth review of the Company's executive compensation program. The study's purpose was to determine if the Company's executive compensation program was competitive in both level and mix, and if its design supported the overall objective of enhancing shareholder value. The study's primary sources of data were

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
results of a custom survey, representing responses from ten (10) of twenty
(20) invited companies and results of proxy analysis of eight additional companies (collectively, the "Custom Survey Group"). When available, data from companies in the Peer Group was included in the Custom Survey Group results.

Key Elements of the Executive Compensation Program

Base Salary - The Committee annually reviews base salary and benefit levels for the executive officers. When determining base salary levels for 1995, the Committee examined data from the General Survey Group and Custom Survey Group reflecting the compensation and benefits of executives who hold positions of similar overall scope and level of responsibility. Adjustments are then based on general movement in external salary levels, a subjective evaluation of overall company performance, individual performance, and internal equity. The Committee relies in part on the Chairman of the Board's recommendations for executive officer compensation levels, excluding his own.

The Committee targeted the median of the Custom Survey Group in 1995 when reviewing base salaries and benefits. This target is in keeping with the Committee's philosophy that the non-variable portion of an executive officer's pay should be relatively modest. The Committee believes that the executive officer's opportunity to surpass the median compensation level paid by the Custom Survey Group should only arise from performance-driven variable plans.

Annual Performance Incentive Compensation - Participation in the Performance Incentive Plan is limited to those employees that play key roles in carrying out the Company's annual operating plans, modified to some extent by competitive practice. The executive officers are eligible for annual incentive payments under the Performance Incentive Plan. Each executive officer's award is based 50% on the attainment of certain key pre-determined corporate financial objectives, involving earnings, cash flow, and stock performance relative to the Peer Group. Each of these criteria are weighted equally and all three exceeded threshold in 1995. The other 50% is based on operating objectives and other performance goals which are developed for the executive officers. The actual awards are further subject to the Committee's discretion in that, within Plan parameters, the Committee may take into consideration significant events which took place during the course of the year which were not considered at the time the objectives were established.

The Plan is designed to deliver competitive incentive opportunities commensurate with achievement of annual goals which the Compensation Committee deems critical to building long-term value. Targeted award levels among the executive officers range from 30% to 60% of base salary. These levels are believed to be consistent with typical target levels at other similar companies. To the extent that the annual goals are not fully achieved or are exceeded, the award will be adjusted based upon a formula resulting in a payout ranging from 0% to 150% of targeted award levels. All awards are paid in a combination of cash and restricted stock, with restricted stock ranging from 12% to 33% of the total award. The portion of the award which is paid in restricted stock is based on grade level. In 1995, the value of the restricted stock portion of the awards (on average) was equal to 28% of the amount of the awards paid in cash, based on the closing market price of the Common Stock on the day the restricted stock was granted.

Long-Term Incentive Compensation - The 1990 Long-Term Incentive Plan authorizes the Committee to provide various types of grants (e.g. restricted stock, performance units, and stock options) to the executive officers and

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
other eligible employees. The terms of the grants are designed to encourage the executive officers to focus on the Company's long-term profitability and to encourage each executive officer to build a significant level of stock ownership over time. Target grant levels were established in 1995 based on competitive practices at the median of the Custom Survey Group.

Payment of compensation in the form of restricted stock and stock options through the 1990 Long-Term Incentive Plan (and the payment of a portion of the annual incentive bonus in the form of restricted stock, and other benefit programs that are stock based, such as the ESOPs and Employee Stock Purchase Loan Program) is intended to reward management for its effectiveness at producing long-term corporate success (as measured primarily by stock price appreciation) and to encourage executive officers and other employees to build significant stock ownership over a period of time. The Committee believes that ownership of Common Stock by the executive officers aligns such executive's long-term interests with those of the stockholders.

The issuance of performance units under the 1990 Long-Term Incentive Plan is intended to reward executives and other employees when the Company achieves pre-set goals over a three-year period. Executive officers and other employees are thus encouraged to focus on the Company's performance over a longer time period than that covered by the annual Performance Incentive Plan. Performance unit grants are based on grade level, which reflects the individual's level of responsibility and accountability within the organization. The Committee believes that the issuance of performance units to employees serves to further align the interests of those employees with those of long-term investors in the Company.

As a result of the in-depth review of the Company's executive compensation program discussed in the previous section, long term incentive grants were increased for all plan participants to bring grant levels into line with practices of the Custom Survey Group.

In summary, the Compensation Committee believes the Company's executive compensation package is competitive relative to the Company's peers, while emphasizing pay vehicles which place a significant portion of the executive officer's pay at risk. Both the annual and long-term incentive plans are sensitive to operational, financial, and market performance, and encourage increasing levels of executive stock ownership without undue dilution.

The Compensation Committee considers the net cost to the Company in making all compensation decisions. However, the Compensation Committee does not have a policy that requires the executive officers' compensation to qualify for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

1995 Compensation of Chairman of the Board, President, and Chief Executive
Officer

Mr. Hemminghaus' compensation package is designed to encourage short and long-term performance in line with the interests of the Company's shareholders. The majority of his compensation is at risk, in the form of annual bonus, stock options, restricted stock, and performance unit grants. The Committee made the following decisions regarding Mr. Hemminghaus' compensation during 1995:

  . Base salary was increased to $580,000, an increase of approximately 13.2%. After such increase, Mr. Hemminghaus' base salary remained below the 50th percentile of the Custom Survey Group results.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------

  . Annual incentives earned for 1995 performance, including 1,935 shares of restricted stock paid as part of such awards, were equal to 60% of the salary component of Mr. Hemminghaus' Annual Compensation for 1995 if the restricted stock is valued at the closing price of the Common Stock on the day the restricted stock was granted. The targeted award level was 60% of base salary. Mr. Hemminghaus' annual incentive award is comprised of the following: 50% of the award is contingent upon the attainment of certain key pre-determined corporate financial objectives involving earnings, cash flow, and stock performance relative to the Peer Group. Each of these is weighted equally and all three exceeded threshold in 1995. In 1995, earnings per share were 56% of the plan level targeted for purposes of Mr. Hemminghaus' annual incentive award, cash flow return on investment was 74% of the plan level targeted for such purposes, and Company Stock performance relative to Peer Group was 74% of the plan level targeted for such purposes. The remainder of Mr. Hemminghaus annual incentive award is based upon the Committee's evaluation of his individual performance, focusing in 1995 on the following goals: conducting all business in accordance with the Company's Vision Statement Values; exceeding 1995 planned financial results; planning for profitability growth, management succession, and other human resource needs; enhancing credibility with the Company's customers, shareholders, employees, suppliers, and communities; and, setting a course to exceed the Company's financial goals set under the Long-Term Incentive Plan. Additionally, the Committee considered the following achievements: acquisition of National Convenience Stores Incorporated and its 661 Stop-N-Go stores; the Company's being named "Convenience Store Chain of the Year"; completion of certain significant capital projects; and the implementation of client server computing. In the view of the Committee, Mr. Hemminghaus' accomplishments with respect to each of these items plus his involvement with other projects and programs not mentioned above will contribute significantly to long-term value.

  . 316,000 performance units and 38,600 stock options were awarded to Mr. Hemminghaus as long-term incentives in 1995. The projected total value of Mr. Hemminghaus' long-term incentive award for 1995 is below the median of the Custom Survey Group.

The Committee believes that Mr. Hemminghaus' base salary is conservative for the Chairman of the Board, President, and Chief Executive Officer of a corporation of the Company's size and complexity, being at approximately the median of the Custom Survey Group. The Committee prefers to maintain this position and emphasize those compensation elements which are most sensitive to Company performance.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

W.H. CLARK, CHAIRMAN
E. GLENN BIGGS
W.E. BRADFORD
KATHERINE D. ORTEGA

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The Summary Compensation Table presents the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of the Company in each of the last three fiscal years. The table includes both annual and certain long-term compensation paid or accrued for any of the covered years during which the named executive served as an executive officer of the Company. Footnotes to the table provide a brief explanation of the elements of compensation and include a brief description of certain of the compensation and benefit plans pursuant to which such compensation has been paid or accrued.

                          SUMMARY COMPENSATION TABLE

                                        Annual Compensation         Long-Term Compensation Awards
                                  ------------------------------- ---------------------------------
                                                                               Number of
                                                        Other     Restricted  Securities
                                                        Annual      Stock     Underlying     LTIP    All Other
                                   Salary    Bonus   Compensation   Awards      Options    Payouts  Compensation
Name And Principal Position  Year  (1)(2)  (1)(2)(3)     (4)        (5)(6)   Granted(#)(7) ($) (8)      (9)
---------------------------  ---- -------- --------- ------------ ---------- ------------- -------- ------------
Roger R. Hemminghaus....     1995 $551,254 $275,600     $7,619     $57,566      48,562     $238,370   $120,549
Chairman, President, and     1994  508,258  330,000      4,532      63,030      39,993       55,000     79,862
Chief Executive Officer      1993  486,838  275,000          0     100,665      79,941                  80,675
T. J. Fretthold.........     1995  241,752   90,000      1,230      13,388      10,300       80,967     30,838
Senior Vice
President/Group              1994  228,419  101,000        757      13,847      11,625       16,500     24,824
Executive and General
 Counsel                     1993  217,835   85,000          0      28,179      18,904                  24,346
W. R. Klesse............     1995  260,250  105,000      2,568      13,685      16,992       80,967     34,493
Executive Vice President     1994  228,419  101,000      1,222      13,847      11,454       16,500     35,536
                             1993  217,835   85,000          0      28,179      18,529                  25,322
J. Robert Mehall........     1995  260,250  105,000      2,963      13,685      16,892       80,967     31,536
Executive Vice President     1994  228,419  101,000      1,956      13,847      11,529       16,500     26,337
                             1993  217,835   85,000          0      28,179      24,001                  25,676
A. W. O'Donnell.........     1995  241,752   90,000      3,598      13,388      11,574       80,967     46,798
President Marketing and      1994  228,419  101,000      3,065      13,847      11,628       16,500     35,744
Senior Vice President        1993  217,835   90,000          0      28,414      18,686                  32,799

--------
(1) Includes amounts which have been deferred under the Company's Deferred Compensation Plan. The Deferred Compensation Plan permits key employees of the Company to defer the receipt of salaries and bonuses. Compensation so deferred may be denominated in dollars or in shares of Common Stock. Share- denominated accounts are credited with dividends and dollar-denominated accounts are credited with interest at 1% below the prime lending rate of specified banks. If the participant elects to defer compensation until retirement, and such participant's employment is not terminated prior to retirement, voluntarily or for cause, appreciation or depreciation on share-denominated accounts or interest on dollar-denominated accounts will be enhanced by 4% annually. Preferential interest and dividends may be forfeited if the participant's employment is terminated voluntarily or for cause before retirement and may vest prior to

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
   retirement upon a change in control of the Company as defined in such Plan. Payments of deferrals from share-denominated accounts will be made only in cash. Amounts deferred under the Deferred Compensation Plan may be secured in a "rabbi" trust established with Key Trust Company. The assets of a "rabbi" trust are subject to the claims of the Company's general creditors. Compensation received after January 1, 1996 may not be deferred under the Deferred Compensation Plan, but may be deferred under the Company's Nonqualified 401(k) Plan. See footnote (2).

(2) Includes amounts which have been deferred under the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"). Company employees can defer receipt of salary and bonus for tax purposes until retirement, or, if earlier, termination of employment or death, under the Company's 401(k) Plan. Salary and bonus deferred under the 401(k) Plan are allocated among a number of stock, bond, mixed, and fixed income investments, as directed by the employee participant. The Company began to make matching contributions to employee participants 401(k) Plan accounts after January 1, 1996. Such matching contributions are in amounts equal to 50% of employee contributions, not to exceed a total of 3% of the total salary and bonus of the employee participant. In addition to the 401(k) Plan, beginning on January 1, 1996, the Company made the Nonqualified 401(k) Plan available to key employees. Under the Nonqualified 401(k) Plan, participants are permitted to defer receipt of compensation in addition to deferrals under the 401(k) Plan. Deferrals under the 401(k) Plan are limited by certain provisions of the Code. Under the Nonqualified 401(k) Plan, compensation deferred at the election of the participant will be partially matched by the Company in an amount equal to 50% of the compensation so deferred, provided that amounts paid by the Company to match compensation deferred under the Nonqualified 401(k) Plan combined with amounts paid to match compensation deferred under the 401(k) Plan will not exceed 3% of the total salary and bonus of the employee participant. Participants in the Nonqualified 401(k) Plan will also be provided additional credits to make up for certain benefits lost by reason of their deferral of income. Amounts deferred under the Nonqualified 401(k) Plan, along with make-up and matching contributions, will be deemed invested and allocated among a number of stock, bond, and fixed income investments at the participant's direction. Amounts deferred under the Nonqualified 401(k) Plan may be secured in a "rabbi" trust established with Key Trust Company.

(3) Reflects incentive-based cash bonuses awarded under the Company's Performance Incentive Plan. Awards are reported as compensation in the year with respect to which the award was earned, even if actually paid in the following year. The figures shown include amounts deferred under the Deferred Compensation Plan and 401(k) Plan. See Footnotes 1 and 2 above.

(4) The Company reimburses its executive officers for federal income tax and medicare tax relating to certain benefits, including benefits accrued under the Company's various benefits plans and premiums paid by the Company for group life insurance in excess of $50,000. Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

(5) The shares of restricted stock, the fair market value of which on the date of grant is reported in the Summary Compensation Table, are subject to forfeiture and vest four years after the anniversary of the date of grant. Shares of restricted stock that are conditioned upon the Company meeting certain performance goals ("performance restricted stock") are not reflected in this table, but are included in the "Long-Term Incentive Plans--Awards in Last Fiscal Year" table for the year in which they are awarded. Unvested shares of restricted stock may not be sold or transferred. The shares otherwise carry full voting rights and dividends are paid on restricted stock awards from the time of grant at the same rate as paid to all

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
    stockholders. The total amount of restricted stock held by each of the named executive officers and the fair market value of such shares as of December 31, 1995, without reducing such market value for restrictions on transfer was as follows: R. R. Hemminghaus, 12,830 shares, $331,976; T. J. Fretthold, 3,714 shares, $96,100; W. R. Klesse, 3,639 shares, $94,159; J.
    R. Mehall, 3,714 shares, $96,100; and A. W. O'Donnell, 3,724 shares, $96,359. Restricted stock reported in the Summary Compensation Table for 1995 was earned by the named executive officers in 1995, but not issued until after December 31, 1995, and, therefore, is not included in the foregoing.

(6) The restricted stock awards shown in this column for 1995 and 1994 were made in lieu of additional cash bonus for that year. Restricted stock awards for 1993 shown in this column consisted of a combination of restricted stock awarded in lieu of additional cash bonus and restricted stock awarded strictly as a long-term incentive.

(7) Options granted in 1995 and 1993 include reload options granted upon exercise of the associated option. See Footnote (1) to table entitled "Option Grants in Last Fiscal Year ".

(8) Long-term incentive plan payouts included in this column consist of the dollar value of performance restricted stock granted in 1991, 1992, and 1993 which vested in 1995. That value was established using the closing price of the Company's Common Stock on the New York Stock Exchange on the last trading day immediately preceding the day on which the performance restricted stock vested.

(9) Includes various items of compensation paid or accrued under benefit plans maintained by the Company in which the named executive officers participate. Such amounts consist of the following items:

  (a) Above-market interest or preferential dividends accrued on amounts deferred under the Deferred Compensation Plan. Such interest and dividend accruals may be forfeited under certain circumstances. See Footnote 1 above. Amounts accrued under the Plan attributable to above-market interest and preferential dividends for the individuals named in the table in the last fiscal year were: R. R. Hemminghaus $30,159, T.
      J. Fretthold $2,920, W. R. Klesse $4,394, and A. W. O'Donnell $11,468.

  (b) Annual allocations or accruals in the last fiscal year under ESOP I and ESOP II and related Excess Benefits Plan for the accounts of the individuals named in the table were: R. R. Hemminghaus $59,607, T. J. Fretthold $23,481, W. R. Klesse $24,589, J. R. Mehall $24,626, and A.
      W. O'Donnell $23,514. For a description of these plans see "Retirement and Other Compensation" below.

  (c) The executive life insurance program provides that if an executive officer dies, such officer's beneficiary will receive a lump-sum amount, after federal income taxes, equal to two and one-half times such officer's annual salary, excluding bonuses, less the aggregate amount of the lump sum equivalent of all payments payable upon such officer's death under other group life insurance plans sponsored by the Company for employees generally. Premiums paid or accrued in the last fiscal year by the Company to fulfill its obligations under the executive life insurance program relating to the named executive officers were: R. R. Hemminghaus $25,511, T. J. Fretthold $3,300, W. R. Klesse $4,232, J. R. Mehall $5,371, and A. W. O'Donnell $9,787.

  (d) The supplemental disability income program provides executive officers an amount equal to 66 2/3% of base compensation less any amount received by such officer under any other long-term disability plan sponsored by the Company for employees generally. Annual premiums paid or accrued in the last fiscal year by the Company to fulfill its obligations under the supplemental disability income program relating to the named executive officers were: R. R. Hemminghaus $5,272, T. J. Fretthold $1,137, W. R. Klesse $1,278, J. R. Mehall $1,539, and A. W. O'Donnell $2,029.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
LONG-TERM INCENTIVE PLANS

The Board believes that the Company's long-term incentive plans are important in attracting, retaining, and rewarding executives and other key employees, and in encouraging director and employee ownership of the Company's stock. Through the use of stock options, restricted stock, performance units, and other awards, such plans are intended to provide incentives to directors and employees to remain associated with the Company and to maintain and enhance the Company's long-term performance and return to stockholders. The 1990 Long-Term Incentive Plan and the 1987 Long-Term Incentive Plan are substantially similar. No new grants have been made under the 1987 Long-Term Incentive Plan since 1992.

The Long-Term Incentive Plans are administered by the Compensation Committee, none of the members of which is an employee of the Company. The Compensation Committee is authorized to grant stock options, stock appreciation rights ("SARs"), restricted stock awards, performance awards, and security awards to the officers and salaried employees of the Company and its majority-owned subsidiaries. Subject to certain adjustments, no participant in the 1990 Long-Term Incentive Plan may in any fiscal year be granted (i) options and SARs for more than 200,000 shares of Common Stock, (ii) performance awards and securities awards for more than 200,000 shares of Common Stock, and (iii) performance awards, in the aggregate, of more than $1,000,000. The Long-Term Incentive Plans also provide for the grant of options and restricted stock awards to non-employee directors as described above in "Directors' Fees and Related Information." Apart from options and restricted stock awards, non-employee directors are not eligible to receive awards from the Long-Term Incentive Plans. As of March 1, 1996, 303 persons participated in the Long-Term Incentive Plans.

The exercise price of options to purchase Common Stock granted employees under the 1990 Long-Term Incentive Plan is determined by reference to the closing sale price per share of the Common Stock as reported in the New York Stock Exchange Composite Transactions Report for the trading day immediately preceding the date of grant. Options granted under the 1990 Long-Term Incentive Plan may include both incentive stock options intended to qualify for special treatment under certain provisions of the Code, and non-qualified options. The exercise price of incentive stock options, and of non-qualified options granted under the 1990 Long-Term Incentive Plan, may not be less than the fair market value of the shares covered thereby.

Options must be exercised within a period established as of the date of grant (which may not exceed 10 years and one day), although options may expire earlier because of termination of employment, retirement, permanent disability or death of the optionee. Upon payment in cash of any award granted under the 1990 Long-Term Incentive Plan, any shares of Common Stock that related to that grant shall again be available for issuance or transfer. Upon the full or partial payment of the price of any option, SAR, or other award with the transfer to the Company of shares of Common Stock or upon satisfaction of tax withholding obligations in connection with any such exercise by the transfer or relinquishment of shares of Common Stock, there shall be deemed to have been issued or transferred under the 1990 Long-Term Incentive Plan only the net number of shares of Common Stock actually issued or transferred by the Company.

Options or rights granted pursuant to the Long-Term Incentive Plans become exercisable at such times and in such amounts as are determined by the Compensation Committee at the time of grant. Under such plans, the Compensation Committee may specify in the instrument granting such options or rights events which accelerate the dates upon which such options and rights would otherwise become exercisable.

Options typically become exercisable in three annual installments on the anniversary date of grant of 40%, 30%, and 30%, respectively. Options held by certain employees, including certain of the options held by executive

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
officers, become exercisable to the extent of 100% of the shares of Common Stock covered thereby upon a "change in control" as defined in such option agreements.

With the exception of options granted in 1994, options outstanding under the Long-Term Incentive Plans have reload rights. A reload option is granted when previously-owned shares are used to exercise an option and is granted for a number of shares equal to the number of shares tendered to pay the exercise price of the related option. The reload option becomes exercisable on the second anniversary after the date of grant (or upon a change in control if earlier) and expires no later than the date on which the underlying option in respect of which the reload option was granted would have expired or terminated. A reload option is forfeited if within the two years following the date of grant the shares acquired upon exercise of the underlying options are sold. This forfeiture provision is eliminated in the event of a change in control, as defined in the Option Agreement. Reload options are issued without related reload rights. The reload option price is the closing price of the Common Stock on the trading day prior to the exercise date of the underlying option.

The 1990 Long-Term Incentive Plan also authorizes the Compensation Committee to grant performance units, which are rights to receive a predetermined amount, payable in cash or shares of Common Stock, on such terms and subject to such conditions as may be determined by the Compensation Committee. The Compensation Committee may also make awards of restricted stock, junior stock, convertible debentures, or discounted stock, as well as other types of awards that utilize corporate securities. Such awards of securities may be absolute or contingent upon various factors, may provide for payment by the recipient of amounts that are less than the fair market value of securities or for no consideration, and may provide for repurchase of such securities by the Company in specified circumstances. Awards may be payable over a specified period, and may be vested in whole or in part on the date of grant thereof, as determined from time to time by the Compensation Committee in its discretion.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------

STOCK OPTIONS

The tables below set forth information regarding stock options, including options granted upon exercise of reload rights, granted to and exercised by the named executive officers in the last fiscal year, and the value of unexercised options and related rights held by such executive officers at the end of the fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      Individual Grants               Grant Date Value
                         -------------------------------------------- ----------------
                         Number of   Percent of
                         Securities    Total
                         Underlying   Options    Exercise
                          Options    Granted to   or Base                Grant Date
                          Granted   Employees in   Price   Expiration     Present
          Name             (#)(1)   Fiscal Year  ($/Sh)(2)    Date      Value ($)(3)
          ----           ---------- ------------ --------- ---------- ----------------
Roger R. Hemminghaus....   23,000       8.74%     $24.00    02/06/05      $227,590
                            4,282       1.63       28.25     5/04/02        40,487
                            5,680       2.16       28.25     2/01/03        56,498
                           15,600       5.93       25.87     7/31/05       147,655
T. J. Fretthold.........    6,600       2.51       24.00     2/06/05        65,308
                            3,700       1.41       25.875    7/31/05        35,021
W. R. Klesse............    9,000       3.42       24.00     2/06/05        89,057
                            4,900       1.86       25.875    7/31/05        46,379
                            1,329       0.51       26.125    5/04/02        10,961
                            1,763       0.67       26.125    2/01/03        15,121
J. Robert Mehall........    9,000       3.42       24.00     2/06/05        89,057
                            1,286       0.49       27.00     5/04/02        10,715
                            1,706       0.65       27.00     2/01/03        14,975
                            4,900       1.86       25.875    7/31/05        46,379
A. W. O'Donnell.........    6,600       2.51       24.00     2/06/05        65,308
                            1,274       0.48       27.25     5/04/02        10,984
                            3,700       1.41       25.875    7/31/05        35,021

--------
(1) Options were granted under the 1990 Long-Term Incentive Plan by the Compensation Committee on February 6, 1995 with an exercise price of $24.00 per share and on July 31, 1995 with an exercise price of $25.875 per share and become exercisable in three annual installments on the anniversary of grant of 40%, 30%, and 30%, respectively, or earlier, in the event of a change in control. See "Compensation of Executive Officers--Long-Term Incentive Plans". All other option grants listed in the Table are reload options granted upon exercise of reload rights relating to already existing options, and become exercisable on the second anniversary of grant. The options granted in 1995 which were not reload options included reload rights.

(2) The exercise price for options reported in the table was determined by reference to the closing sales price per share of the Common Stock on the trading day prior to the date of grant.

(3) The amounts shown in this column represent a calculation of the value of the options on the date of grant using the Black-Scholes model option pricing formula. This is a mathematical formula often used to value

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
   exchange traded options. The calculation requires that assumptions be made with respect to a number of factors to estimate the option's value. For purposes of the Black-Scholes calculation, assumptions have been made as to the annualized volatility of the stock's rate of return and the annual dividend yield on the stock. The volatility and dividend yield assumptions are based upon the actual experience in the Company's stock price change and dividends paid during the 3-year period leading up to the option grant date, measured month by month. For regular options granted on February 6, 1995 and July 31, 1995 with 10 year terms, the assumptions are .2856 and 2.35% and .2514 and 2.28% respectively for the annualized volatility and annual dividend yield, respectively. For reload options with terms of less than 10 years, the assumptions range from .2493 to .2670 for annualized volatility, and from 2.21% to 2.34% for the annual dividend yield. The risk-free rate of interest assumed for purposes of calculating each option's value was the yield on the U.S. Treasury STRIPS obligation whose term corresponded most closely to the term of the option on the date of grant. This created an assumed risk-free rate of interest for the options with 10 year terms of 7.77% and 6.63%, respectively. The risk-free rates of interest for reload options with terms less than 10 years range from 6.09% to 7.11%. The term of the option, measured from the date of grant, has been used to calculate each option's value shown in this column. The calculation fails to take into account the fact that unlike exchange traded options, employee stock options may not be transferred and are subject to certain vesting requirements. Accordingly, it is possible that the Black-Scholes model overstates the value of options awarded by the Company pursuant to the Long Term Incentive Plans. The ultimate value of a stock option will depend on the market value of the Company's stock at a future date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES(1)

                                                                           Value of Unexercised
                          Shares                 Number of Securities          In-The-Money
                         Acquired               Underlying Unexercised            Options
                            on       Value        Options at 12/31/95     at Fiscal Year End ($)
          Name           Exercise Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           -------- ------------ ------------------------- -------------------------
Roger R. Hemminghaus....  14,973    $141,570         86,695/87,428           $112,828/$91,563
T. J. Fretthold.........       0           0         26,756/21,602             61,347/ 26,277
W. R. Klesse............   4,297      31,497         23,430/28,123             21,904/ 30,777
J. Robert Mehall........   4,297      35,257         19,622/28,098             27,254/ 30,777
A. W. O'Donnell.........   1,980      19,243         21,824/22,879             40,706/ 28,604

--------
(1) No SARs were held in tandem with options by the named executive officers at December 31, 1995.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
LONG-TERM INCENTIVE AWARDS

Performance Units have been granted to executive officers and other key employees under the Long-Term Incentive Plans. The following table sets forth information regarding Performance Units granted in the last fiscal year by the Company to the named executive officers.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                            Estimated Future Payouts(2)
                                           Performance or   ---------------------------
                               Number of Other Period until
                                 Units     Maturation or    Threshold  Target  Maximum
      Name                        (#)        Payout(1)      ($ or #)  ($ or #) ($ or #)
      ----                     --------- ------------------ --------- -------- --------
      Roger R. Hemminghaus....  158,000       12/31/97       $47,400  $158,000 $316,000
                                158,000       12/31/97        39,500   158,000  316,000
      T. J. Fretthold.........   42,500       12/31/97        12,750    42,500   85,000
                                 42,500       12/31/97        10,625    42,500   85,000
      W. R. Klesse............   56,500       12/31/97        16,950    56,500  113,000
                                 56,500       12/31/97        14,125    56,500  113,000
      J. R. Mehall............   56,500       12/31/97        16,950    56,500  113,000
                                 56,500       12/31/97        14,125    56,500  113,000
      A. W. O'Donnell.........   42,500       12/31/97        12,750    42,500   85,000
                                 42,500       12/31/97        10,625    42,500   85,000

--------
(1) Payout of one-half of the Performance Units awarded in 1995 is based upon attaining a specified ranking of shareholders return relative to shareholders return of the Peer Group over the three-year period beginning January 1, 1995 and ending December 31, 1997. Payout of the other half of the Performance Units awarded in 1995 is based upon the Company's reaching certain goals for improving the Company's "controllable earnings per share" over the same period. Controllable earnings per share is a measure of the Company's earnings performance after adjusting for certain factors that affect earnings but that are beyond the control of the Company and its employees, e.g. crude oil price fluctuations and margin fluctuations.

(2) The target payout of all of the Performance Units awarded in 1995 is $1.00. If the threshold performance is attained, Performance Units with payout based on return to Company shareholders could be worth as little as $.25 each and Performance Units awarded with payout based on controllable earnings per share could be worth as little as $.30 each. All Performance Units could be worth as much as $2.00 each (maximum), if maximum performance targets are attained or exceeded for shareholder return and controllable earnings per share for the three years ended December 31, 1997. Payouts on Performance Units awarded in 1995 will be made in cash.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
RETIREMENT AND OTHER COMPENSATION

The executive retirement program of the Company consists of several plans, including a Retirement Income Plan, an Excess Benefits Plan, and a Supplemental Executive Retirement Plan. Each of such plans is described in more detail below. Subject to certain vesting requirements, the Supplemental Executive Retirement Plan provides a participant with an aggregate benefit equal to 60% of the average of the highest compensation received by such participant over any three years during the last ten years of employment with the Company, offset by any benefits the participant receives under the Retirement Income Plan, the Excess Benefits Plan, and certain benefits paid by previous employers. The Pension Table estimates the combined annual benefits payable by operation of such plans to a participant upon retirement based on the specified compensation and years of service combinations indicated without reduction for benefits payable by previous employers.

                                 PENSION TABLE

                           Estimated Annual Combined Benefits Credited for Years of
                                           Service Indicated ($)(2)
                          -----------------------------------------------------------
Earnings Credited ($)(1)      15          20          25          30          35
------------------------  ----------- ----------- ----------- ----------- -----------
$  250,000..............     $150,000    $150,000    $150,000    $150,000    $150,000
   300,000..............      180,000     180,000     180,000     180,000     180,000
   400,000..............      240,000     240,000     240,000     240,000     240,000
   500,000..............      300,000     300,000     300,000     300,000     300,000
   600,000..............      360,000     360,000     360,000     360,000     360,000
   700,000..............      420,000     420,000     420,000     420,000     420,000
   800,000..............      480,000     480,000     480,000     480,000     480,000
   900,000..............      540,000     540,000     540,000     540,000     540,000
 1,000,000..............      600,000     600,000     600,000     600,000     600,000

--------
(1) Earnings credited include salary and bonus paid within a calendar year. At December 31, 1995, the average of the highest compensation received by each of the executive officers named in the Summary Compensation Table over any three years during the last ten years of employment with the Company and their credited years of service were R. R. Hemminghaus, $898,251, 12 years; T. J. Fretthold, $342,108, 19 years; W. R. Klesse,
    $346,301, 27 years; J. Robert Mehall, $352,515, 23 years; A. W. O'Donnell, $340,948, 10 years.

(2) Amounts shown in the Pension Table represent the maximum defined benefit values payable under the executive retirement program. Benefits are calculated without offset for social security benefits or reduction for benefits payable by previous employers. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing such plans, including the individual's age, date of hire, term of service as an executive officer, career earnings, amount of certain other pension plan payments, and related supplemental retirement payments received from former employers.

Retirement Income Plan. Pursuant to the Retirement Income Plan, eligible employees, including executive officers, acquire a right upon retirement to a yearly amount equal to 2% of the employee's career average earnings from February 1, 1987 through May 31, 1989 without offset for social security benefits. After the formation of ESOP II, the Retirement Income Plan benefit was reduced from 2% to 1% of the employee's career average earnings from June 1, 1989 forward, plus, for certain employees, a potential adjustment based upon the future performance of ESOP II. Benefits under the Retirement Income Plan become vested after five years of service.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan provides additional benefits to eligible employees, including the executive officers. The Supplemental Executive Retirement Plan benefit is calculated on the basis of 60% of the average of the highest compensation the executive officer received over any three years during the last 10 years of employment with the Company. A reduction is made to eliminate benefits payable under the Company's Retirement Income Plan and Excess Benefits Plan and under any defined benefit plan of previous employers.

In addition, benefits payable under the Supplemental Executive Retirement Plan will be reduced ten percent per year for each year less than ten that the participant is in the plan. At December 31, 1995, the executive officers named in the Summary Compensation Table were credited with the following years of participation in the plan: R. R. Hemminghaus, 11.6 years; T. J. Fretthold,
11.6 years; W. R. Klesse, 8.6 years, J. Robert Mehall, 8.6 years; A. W. O'Donnell, 8.6 years. The Board has approved a trust arrangement pursuant to which benefits under the Supplemental Executive Retirement Plan may be secured, subject to claims of general creditors of the Company.

Excess Benefits Plan. The Excess Benefits Plan provides non-qualified benefits in place of reductions of qualified benefits resulting from various statutory limitations imposed by the Code, the deferral of compensation through the Deferred Compensation Plan, the 401(k) Plan, and the Nonqualified 401(k) Plan. The Board has approved a trust arrangement pursuant to which benefits under the Excess Benefits Plan may be secured in a "rabbi" trust which is subject to claims of general creditors of the Company.

Employee Stock Ownership Plans. The Company maintains two employee stock ownership plans, ESOP I and ESOP II. The Company has made loans to the ESOPs totaling $65.8 million, which the ESOPs used to buy 3,519,164 shares of Common Stock, and the Company has contributed a total of 377,517 treasury shares of Common Stock to ESOP I as part of the Company's Success Sharing and special award programs. Annually, as the Company's loans to the ESOPs are repaid, the shares are allocated to the accounts of participants.

All employees of the Company who have attained a minimum length of service and satisfied other plan requirements are eligible to participate in the ESOPs, except that ESOP II excludes employees covered by any collective bargaining agreement. At December 31, 1995, there were 4,153 participants in ESOP I and 3,797 participants in ESOP II. Participants obtain vested interests in the ESOPs after five years of service, giving effect to service with the Company's predecessors. Participants are entitled to direct the voting of the shares held in their ESOP accounts. Unallocated shares are voted proportionately in the manner in which allocated shares are voted.

Shares are allocated to the participants' accounts in the ratio that each participant's salary and bonus for the plan year bears to the total eligible compensation of all participants for the plan year, subject to a maximum eligibility limitation in 1995 of $150,000 imposed by the Code. However, the Company has established the Excess Benefits Plan to provide like benefits for the executive officers and other employees in place of reductions resulting from such compensation cap. See Footnote 9(b) to "Compensation of Executive Officers--Summary Compensation Table ".

Success Sharing Program. The Success Sharing Program was initiated in 1993 and is available to all Company employees who satisfy ESOP I eligibility requirements. Under the Success Sharing Program, for each $.50 per share of Common Stock earned by the Company during a fiscal year in excess of the amount necessary to fund regular dividend payments on the Common Stock, an eligible employee will receive an allocation of additional shares of Common Stock to the employee's ESOP I account equal to one-fourth of a share for each $1,000 in salary and bonus the employee earned during the year. Eligible employees also receive a $50 cash bonus under the program if amounts earned by the Company during the fiscal year exceed amounts necessary to fund regular dividend payments on the Common Stock.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------

                     EMPLOYEE STOCK PURCHASE LOAN PROGRAM

The employee Stock Loan Program encourages Common Stock purchases by key employees. Under the Program, executive officers may borrow the lesser of $300,000 or 100% of their annual base salary to buy common Stock on the open market. Interest on loans is charged at the applicable federal rate for short-term loans (compounded annually) (the "AFR"), in effect on the date the funds are borrowed. The interest rate is adjusted annually during the term of the loan to the lesser of the AFR as of the date of such adjustment, the initial AFR rate on all loans, or the weighted average rate of the current loans outstanding. As of March 1, 1996, rates of interest on loans to executive officers ranged from 4.41% to 5.73% with the AFR being 5.05%. Interest is payable annually and principal is repayable in five annual installments of 20% commencing on the fifth anniversary of the borrowing. The Board has fixed $3 million as the maximum amount to be outstanding under the Stock Loan Program. As of March 1, 1996, 26 employees participated in the Program. The highest amounts outstanding at any time during the last fiscal year under the Program and the amount outstanding on March 1, 1996 on loans to the executive officers named in the Summary Compensation Table which at any time during 1995 exceeded $60,000 were: R. R. Hemminghaus $217,425 and $149,925, respectively; W. R. Klesse $170,388 and $101,400, respectively; and J. R. Mehall $226,583 and $201,640, respectively. In addition, R. C. Becker, Vice President and Treasurer, participated in the Stock Loan Program. Mr. Becker's highest amount outstanding during fiscal 1995 and the amount outstanding at March 1, 1996 were $69,750 and $47,295, respectively.

           EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

The Company has entered into an employment agreement with each of its executive officers. Such agreements provide for the continued employment of each executive officer for a period of three years (or, if earlier, until age
65) after the occurrence of a change in control. For this purpose, a "change in control" of the Company occurs when (i) the Company merges with, or sells all or substantially all of its assets to, another corporation, and the Company's stockholders do not hold a majority interest in the resulting or surviving corporation; (ii) a report is filed under specified provisions of the federal securities laws disclosing that any "person" has become the beneficial owner of 10% or more of the Company's voting stock; (iii) the Company reports under specified provisions of the federal securities laws that a change in control has occurred; or (iv) within any two year period, a majority of directors at the beginning of such period cease to be directors of the Company (not including persons approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such period). The agreements had an initial term of five years and are automatically extended for an additional year on each anniversary date unless either the Company or the executive officer gives written notice of the non-extension prior to an anniversary date. The agreement automatically terminates if, prior to a change in control, the executive officer ceases to be an employee of the Company.

Under these agreements, an executive officer who is terminated without cause, or who terminates his employment under certain circumstances, is entitled to receive separation pay in an amount equal to the discounted present value of all cash compensation that the executive officer would have received for the remainder of the employment period (based upon his then-current salary, and the highest incentive payment that he received within the three years prior to the change in control). Benefits, other than health benefits, are payable to the executive officer in a lump sum at the time of such termination. Health benefits continue for the remainder of the

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
employment period under the agreements. The agreements also provide that the executive officer will receive an additional amount which will be sufficient (on an after-tax basis) to pay all excise taxes that may be applicable to amounts deemed to be paid by reason of the change in control. In addition, the executive officers are entitled to reimbursement from the Company for the costs and expenses incurred by them in enforcing the agreements. Upon a change in control amounts payable under the employment agreements are required to be placed in a "rabbi" trust.

Upon a change in control, outstanding restricted stock awards immediately vest and become nonforfeitable. In addition, performance units become payable at target levels and outstanding stock options become exercisable.

Amounts payable to the Company's executive officers, as well as to its non-employee directors, under the Company's Deferred Compensation Plan, Nonqualified 401(k) Plan, and Director's Retirement Plan vest and become payable upon the occurrence of a change in control.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of Section 16(a) forms furnished to the Company during the fiscal year ended December 31, 1995 and written representations of all the directors and executive officers to the effect that no other reports were required with respect to the fiscal year ended December 31, 1995, none of the Company's directors, executive officers, and greater than ten percent beneficial owners failed to file on a timely basis the reports required by Section 16(a).

                                OTHER BUSINESS

The Board does not know of any business to be presented for consideration at the Annual Meeting, or any adjournment thereof, other than as stated in the Notice of Annual Meeting. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, or any adjournment thereof, and actually voted would be required with respect to any such matter brought to a stockholder vote.

-------------------------------------------------------------------------------

PROXY STATEMENT

-------------------------------------------------------------------------------
                                 MISCELLANEOUS

SUBMISSION OF PROPOSALS BY STOCKHOLDERS

In order to be eligible for inclusion in the Company's proxy statement for the 1997 Annual Meeting of Stockholders any proposal of a stockholder must be received by the Company at its principal executive offices in San Antonio, Texas by November 19, 1996.

PROXY SOLICITATION

In addition to soliciting proxies by mail, directors, executive officers, and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telegram, or in person. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. The Company has retained Morrow & Co. to aid in the solicitation of proxies. The fee to be paid by the Company to such firm is estimated to be $10,000 plus reimbursement for out-of-pocket costs and expenses.

BY ORDER OF THE BOARD OF DIRECTORS

Jerry D. King
Secretary

San Antonio, Texas
March 26, 1996

-------------------------------------------------------------------------------

                             DIAMOND SHAMROCK, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 7, 1996.

The undersigned hereby appoints Roger R. Hemminghaus, Timothy J. Fretthold, and Harold D. Mallory, and any of them, each with full power of substitution and resubstitution, as proxies to represent and to vote all shares which the under-signed may be entitled to vote as of the record date at the Annual Meeting of Stockholders of Diamond Shamrock, Inc. to be held on May 7, 1996, and any ad-journment thereof.

The following items of business to be
acted upon are listed in the Notice of An-nual Meeting and described in the Proxy
Statement:

  1. Election of 3 directors, each for a
     three-year term expiring in 1999.
     Nominees: B. Charles Ames, Lauro F.
     Cavazos, Ph.D., and Roger R.
     Hemminghaus
  2. Ratification of appointment of Price
     Waterhouse as independent
     accountants.

The Board of Directors recommends a vote
FOR items 1 and 2. You may specify your
choices on the items by marking the appro-priate boxes. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. SEE
REVERSE SIDE.

In their discretion, the proxies are au-thorized to vote upon such other business as may properly come before the meeting.
P R O X Y
                              (change of address)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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(If you have written in the above space, please mark the corresponding box on the reverse side of this card)
                                  SEE REVERSE
                                      SIDE
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
 X
 SHARES IN
 YOUR NAME
DIAMOND SHAMROCK, INC.
-----                                 FOR
                                    WITHHELD
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. Election of Directors
 (see reverse).
2. Ratification of appointment of Price Waterhouse as independent accountants. For, except vote withheld from the following nominee(s):
--------------------------------------------------------------------------------

                               Change of Address
SIGNATURE(S) ________________________ DATE ____________________________________
SIGNATURE(S) ________________________ DATE ____________________________________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS
  HEREON. JOINT OWNERS SHOULD EACH SIGN.
  WHEN SIGNING AS ATTORNEY, EXECUTOR,
  ADMINISTRATOR, TRUSTEE, OR GUARDIAN,
  PLEASE GIVE FULL TITLE AS SUCH.

PROXY

                             DIAMOND SHAMROCK, INC.
           THE SOLICITATION OF THESE CONFIDENTIAL VOTING INSTRUCTIONS
                  IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned as a participant in one or both of the Diamond Shamrock, Inc. Employee Stock Ownership Plans (the "ESOP Plans"), and/or the Diamond Shamrock, Inc. 401(k) Plan (along with the ESOP Plans, collectively the "Plans") hereby instructs the Trustee of the respective Plans to appoint Roger R. Hemminghaus, Timothy J. Fretthold and Harold D. Mallory, and each of them, with full power of substitution, the attorney and proxy of the said Trustee to represent the interests of the undersigned in Diamond Shamrock, Inc. Common Stock held under the terms of said Plan(s), at the Annual Meeting of Shareholders of Diamond Shamrock, Inc. to be held on May 7, 1996 and any adjournment thereof, and to vote, with all powers the Trustee would possess if present, (a) all shares of Common Stock ("Common Stock") credited to the undersigned's account(s) under said Plan(s) as of the record date for the Annual Meeting ("Allocated Shares") and (b) the proportionate number of Non-Directed and Unallocated Shares of Com-mon Stock as to which the undersigned is entitled to direct the voting in ac-cordance with the provisions of the ESOP Plan(s), upon the following matters and upon any other business that may properly come before the meeting or any adjournment thereof.
By completing, signing and returning this
voting instruction card, the undersigned
will be acting as a named fiduciary under             (change of address)
the Employee Retirement Income Security
Act of 1974, as amended, for the Plans in    ----------------------------------
which the undersigned participates and
will be voting all Allocated Shares as       ----------------------------------
well as all Non-Directed and Unallocated
Shares of Common Stock held by the ESOP      ----------------------------------
Plans the same way. Any participant wish-
ing to vote the Non-Directed and Unallo-     ----------------------------------
cated Shares held by the ESOP Plans dif-     (If you have written in the above
ferently from the Allocated Shares or not    space, please mark the correspond-
wishing to vote the Non-Directed and Unal-   ing box on the reverse side of
located Shares held by the ESOP Plans at     this card)
all may do so by requesting a separate
voting instruction card from KeyCorp
Shareholder Services, Inc., 127 Public
Square, Cleveland, Ohio 44114, 216-813-
3441 Lisa Rosenthal.
Non-Directed Shares are those shares of
common Stock, allocated to a participant
account under the ESOP Plans, but for
which a voting instruction card is not
timely received by the Trustee. Unallo-
cated Shares are those shares of Common
Stock which remain unallocated under the
ESOP Plans.
                                                                   -------------
    PLEASE MARK, SIGN, DATE AND MAIL THE VOTING INSTRUCTION CARD   |SEE REVERSE|
              PROMPTLY, USING THE ENCLOSED ENVELOPE.               |    SIDE   |
                                                                   -------------

--------------------------------------------------------------------------------
[X] PLEASE MARK
    YOUR VOTES AS           DIAMOND SHAMROCK, INC.    SHARES IN YOUR NAME
    IN THIS EXAMPLE.
                                                                   |
SHARES REPRESENTED BY THIS INSTRUCTION WILL BE VOTED AS DIRECTED   |
BY THE UNDERSIGNED. IF NO SUCH CHOICE IS SPECIFIED, THE PROXY WILL |-------
BE VOTED FOR PROPOSALS 1 AND 2.
[_] TO VOTE FOR ALL ITEMS AS RECOMMENDED BY THE BOARD OF DIRECTORS,
MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY. (NO ADDITIONAL
VOTE IS NECESSARY.)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

1. Election of 3                 FOR            WITHHOLD
   Directors, each for      ALL NOMINEES    AUTHORITY TO VOTE
   a three-year term      LISTED EXCEPT AS  FOR ALL NOMINEES
   expiring in 1999.      INDICATED BELOW       LISTED
                                /_/              /_/

2. Ratification of              FOR        AGAINST      ABSTAIN
   appointment of Price         /_/          /_/          /_/
   Waterhouse as inde-
   pendent accountants.

NOMINEES:
 B. Charles Ames,                To withhold authority to vote for an
    Lauro F. Cavazos,  Ph.D.,    individual nominee, write that nominee's
    and Roger R.  Hemminghaus    name in the space provided below:

                                 -----------------------------------------------

                                              /_/     Change of Address

SIGNATURE(S) ________________________ DATE ____________________________________

SIGNATURE(S) ________________________ DATE ____________________________________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
      WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.